                                                                  EXHIBIT 2.1

                           AGREEMENT AND PLAN OF MERGER

                           DATED AS OF FEBRUARY 20, 1998

                                   BY AND AMONG

                                HARSCO CORPORATION,

                             H-CHEMI ACQUISITION CORP.

                                        AND

                              CHEMI-TROL CHEMICAL CO.

                               TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                              PAGE
                                                              NO.
                                                              ----
ARTICLE I PLAN OF MERGER....................................    1
  1.01  The Merger..........................................    1
  1.02  Effective Time......................................    1
  1.03  Closing.............................................    1
  1.04  Articles of Incorporation; Bylaws of the Surviving
        Corporation; Location of Principal Office...........    1
  1.05  Directors and Officers of the Surviving
        Corporation.........................................    2
  1.06  Effects of the Merger...............................    2
  1.07  Further Assurances..................................    2
  1.08  Consent to be Sued and Served with Process..........    2
  1.09  Transaction of Business.............................    2
  1.10  Other Matters.......................................    2
ARTICLE II CONVERSION OF SHARES.............................    2
  2.01  Conversion of Capital Stock.........................    2
  2.02  Exchange of Certificates............................    3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...    4
  3.01  Organization and Qualification......................    4
  3.02  Capital Stock.......................................    4
  3.03  Authority Relative to this Agreement and the Stock
        Option Agreement....................................    5
  3.04  Non-Contravention; Approvals and Consents...........    5
  3.05  SEC Reports and Financial Statements................    6
  3.06  Absence of Certain Changes or Events................    6
  3.07  Absence of Undisclosed Liabilities..................    7
  3.08  Legal Proceedings...................................    7
  3.09  Information Supplied................................    7
  3.10  Compliance with Laws and Orders.....................    7
  3.11  Compliance with Agreements; Certain Agreements......    8
  3.12  Taxes...............................................    8
  3.13  Benefit Plans; ERISA................................    9
  3.14  Insurance...........................................   11
  3.15  Labor Matters.......................................   11
  3.16  Environmental Matters...............................   12
  3.17  Tangible Property and Assets........................   13
  3.18  Intellectual Property Rights........................   14
  3.19  Vote Required.......................................   14
  3.20  Opinion of Financial Advisor........................   14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HARSCO AND
  ACQUISITION SUB...........................................   14
  4.01  Organization and Qualification......................   14
  4.02  Authority Relative to this Agreement and the Stock
        Option Agreement....................................   14
  4.03  Non-Contravention; Approvals and Consents...........   15
  4.04  Legal Proceedings...................................   15
  4.05  Information Supplied................................   15
  4.06  Financing...........................................   16

                                                              PAGE
                                                              NO.
                                                              ----
ARTICLE V COVENANTS OF THE COMPANY..........................   16
  5.01  Conduct of Business.................................   16
  5.02  No Solicitations....................................   17
ARTICLE VI ADDITIONAL AGREEMENTS............................   18
  6.01  Access to Information; Confidentiality..............   18
  6.02  Preparation of Proxy Statement......................   18
  6.03  Approval of Shareholders............................   19
  6.04  Regulatory and Other Approvals......................   19
  6.05  Benefit Plans.......................................   19
  6.06  Stock Option Agreement..............................   20
  6.07  Expenses............................................   20
  6.08  Brokers or Finders..................................   20
  6.09  Notice and Cure.....................................   20
  6.10  Fulfillment of Conditions...........................   21
  6.11  1997 Audited Financial Statements...................   21
ARTICLE VII CONDITIONS......................................   21
  7.01  Conditions to Each Party's Obligation to Effect the
        Merger..............................................   21
  7.02  Conditions to Obligation of Harsco and Acquisition
        Sub to Effect the Merger............................   21
  7.03  Conditions to Obligation of the Company to Effect
        the Merger..........................................   22
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............   23
  8.01  Termination.........................................   23
  8.02  Effect of Termination...............................   23
  8.03  Amendment...........................................   24
  8.04  Waiver..............................................   24
ARTICLE IX GENERAL PROVISIONS...............................   24
  9.01  Non-Survival of Representations, Warranties,
        Covenants and Agreements............................   24
  9.02  Knowledge...........................................   24
  9.03  Notices.............................................   24
  9.04  Entire Agreement....................................   25
  9.05  Public Announcements................................   25
  9.06  No Third Party Beneficiary..........................   25
  9.07  No Assignment; Binding Effect.......................   25
  9.08  Headings............................................   26
  9.09  Invalid Provisions..................................   26
  9.10  Governing Law.......................................   26
  9.11  Counterparts........................................   26

EXHIBITS

EXHIBIT A  Opinion of Counsel to the Company
EXHIBIT B  Opinion of Counsel to Harsco and Acquisition Sub

     This AGREEMENT AND PLAN OF MERGER dated as of February 20, 1998 is made and entered into by and among HARSCO CORPORATION, a Delaware corporation ("Harsco"), H-CHEMI ACQUISITION CORP., a Pennsylvania corporation wholly owned by Harsco ("Acquisition Sub"), and CHEMI-TROL CHEMICAL CO., an Ohio corporation (the "Company").

     WHEREAS, the Boards of Directors of Harsco, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein in which Acquisition Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Harsco (the "Merger"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Harsco's and Acquisition Sub's willingness to enter into this Agreement, the Company, Harsco and Acquisition Sub have entered into a stock option agreement of even date herewith (the "Stock Option Agreement") granting Acquisition Sub an option to purchase from the Company 190,468 authorized and unissued shares of Company Common Stock (as defined in Section 2.01(b)), subject to the terms and conditions set forth therein; and

     WHEREAS, Harsco, Acquisition Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                 PLAN OF MERGER

     1.01 The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, Acquisition Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "OGCL") and the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Acquisition Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

     1.02 Effective Time. At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") and articles of merger ("Articles of Merger") shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Ohio (the "Ohio Secretary of State") for filing, as provided in Section 1701.81 of the OGCL, and the Secretary of State of the Commonwealth of Pennsylvania (the "Pennsylvania Secretary of State") for filing, as provided in Section 1927 of the PBCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective on the date the Certificate of Merger and Articles of Merger are filed (the date so provided in the Certificate of Merger being referred to herein as the "Effective Time").

     1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP, One Commerce Square, 417 Walnut Street, Harrisburg, Pennsylvania 17101, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the 5th business day following satisfaction of the condition set forth in Section 7.01(a), provided that the other closing conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Harsco, Acquisition Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.04 Articles of Incorporation; Bylaws of the Surviving Corporation; Location of Principal Office. At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so that such articles are identical (except for (i) the name, which shall remain "Chemi-

Trol Chemical Co.", and (ii) the state of incorporation, which shall remain Ohio, to the articles of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Regulations. The location of the principal office of the Surviving Corporation shall be 2776 Country Road 69, Gibsonburg, OH 43431.

     1.05 Directors and Officers of the Surviving Corporation. The directors and the officers of the Company at or following the Effective Time, at the request of Harsco, shall submit their resignations as of the Effective Time and the persons appointed by Harsco, in its sole discretion, to be the directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Regulations.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL and the PBCL.

     1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

     1.08 Consent to be Sued and Served with Process. The Surviving Corporation consents to be sued and served with process in the State of Ohio and irrevocably appoints the Ohio Secretary of State as its agent to accept service of process in any proceeding in the state and to enforce against the Surviving Corporation any obligation of any Ohio domestic constituent corporation or to enforce the rights of any holders of Dissenting Shares.

     1.09  Transaction of Business.  If Harsco exercises its rights under
Section 1.10 hereof, the Surviving Corporation shall transact business in the State of Ohio as a foreign corporation and shall appoint a statutory agent with respect to service of any process, notice or demand upon such statutory agent or the Ohio Secretary of State, as required when a foreign corporation applies for a license to transact business in the State of Ohio.

     1.10 Other Matters. Notwithstanding any terms of this Agreement to the contrary, Harsco shall have the right to cause Acquisition Sub to be the Surviving Corporation of the Merger, so long as the exercise of such right does not have a material adverse effect on the interests of the holders of the Company's Common Stock in a manner which has not been disclosed to them in the Proxy Statement (as defined herein at Section 3.09) or cause a material delay in, or otherwise adversely affect, consummation of the transaction described herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change, including, without limitation, that the laws of the Commonwealth of Pennsylvania, together with the OGCL, will govern the Merger.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Capital Stock of Acquisition Sub. All of the issued and outstanding shares of the common stock, par value $.01 per share, of Acquisition Sub ("Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation ("Surviving Corporation Common Stock").

          (b) Cancellation of Treasury Stock. All shares of common stock, without par value, of the Company ("Company Common Stock") that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of Harsco or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive $23.00 in cash (the "Merger Price"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d)  Dissenting Shares.

             (i) To the extent applicable, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the OGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the OGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the OGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 2.01(c).

             (ii) The Company shall give Harsco (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the OGCL relating to the appraisal process received by the Company and
        (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Harsco, settle or offer to settle any such demands.

     2.02  Exchange of Certificates.

          (a) Exchange Agent. At the Closing or immediately prior to the Effective Time, Harsco shall make available to the Surviving Corporation for deposit with The Fifth Third Bank of Northwestern Ohio, N.A., by Harsco (the "Exchange Agent"), a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Harsco.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article II.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company twenty-four
     (24) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Harsco nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Harsco and Acquisition Sub as follows:

     3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction listed on
Schedule 3.01 hereto in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a material adverse effect on the Company, and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Stock Option Agreement or on the ability of the Company to perform its obligations hereunder or thereunder. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 6,000,000 shares of Company Common Stock. As of the date hereof, 2,004,930 shares of Company Common Stock were issued and outstanding, and 0 shares were held in the treasury of the Company. There has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in the treasury since such date other than the reservation of 190,468 shares pursuant to the Stock Option Agreement. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Stock Option Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

          (b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

     3.03  Authority Relative to this Agreement and the Stock Option
Agreement. The Company has full corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject (in the case of this Agreement) to obtaining the Company Shareholders' Approval (as defined in
Section 6.03), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than obtaining the Company Shareholders' Approval. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, subject (in the case of this Agreement) to the obtaining of the Company Shareholders' Approval, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.04  Non-Contravention; Approvals and Consents.

          (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien") upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of (i) the articles of incorporation or regulations (or other comparable charter documents) of the Company, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph
     (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for the filing of the Certificate of Merger, the Articles of Merger and other appropriate merger documents required by the OGCL and the PBCL with the Ohio Secretary of State and the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound for the execution and delivery of this Agreement and the Stock Option Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     3.05 SEC Reports and Financial Statements. The Company delivered to Harsco prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company with the SEC since December 2, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company) the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

     3.06  Absence of Certain Changes or Events.  Except as disclosed Schedule
3.06 hereto, (a) since September 30, 1997 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company but also generally affect other persons who participate or are engaged in the lines of business in which the Company participates or is engaged, and (b) except as disclosed in Schedule 3.06 hereto, between such date and the date hereof (i) the Company has conducted its business only in the ordinary course consistent with past practice and (ii) the Company has not taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

     3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet dated September 30, 1997 included in the Company Financial Statements or as disclosed in Schedule 3.07 hereto, the Company has not at such date, or has not incurred since that date, any liabilities or obligations of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet of the Company (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice and
(ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company.

     3.08 Legal Proceedings. Except as disclosed in Schedule 3.08 hereto, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement, and there are no facts or circumstances known to the Company that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) the Company is not subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

     3.09 Information Supplied. (a) The proxy statement relating to the Company Shareholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, and at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Harsco and Acquisition Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Harsco or any of its Subsidiaries with the SEC. The Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

          (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion in any document to be filed by Harsco or Acquisition Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will on the date of its filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.10 Compliance with Laws and Orders. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company. The Company is in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company. Except as set forth in Schedule 3.10,the Company is not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company.

     3.11  Compliance with Agreements; Certain Agreements.

          (a) Except as disclosed in Schedule 3.11 hereto, neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under,
     (i) the articles of incorporation or regulations (or other comparable charter documents) of the Company or (ii) any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company.

          (b) Except as disclosed in Schedule 3.11 hereto, as of the date hereof, the Company is not a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum or $100,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company providing any term of employment or compensation guarantee extending for a period longer than 3 years and for the payment of more than $200,000 per annum or $500,000 per annum in the aggregate for all such agreements or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.12  Taxes.

          (a) The Company has filed all federal and all material foreign, state and local tax reports and returns required to be filed and except as disclosed on Schedule 3.12, has duly paid all such taxes, including, without limitation, income, capital stock, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, real estate transfer, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, social security, employment and other taxes, duties, assessments and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all interest, penalties and additions imposed with respect to such amounts, which are due on or before the date hereof or claimed to be due by federal, state, or local taxing authorities or which are payable on or before the date hereof with respect to the business and operations of the Company (collectively, "Taxes"). All such returns are accurate and complete in all material respects. There are no tax liens upon any property or assets of the Company, except liens for Taxes not yet due and payable. All such Taxes (including interest and penalties) applicable for all periods prior to the Closing or other governmental charges upon the Company or its assets, income or revenues have been or will be paid (if due) or reserved against if required under GAAP. The Company has not executed any waivers of the statute of limitations on the right of the Internal Revenue Service (the "IRS") or any state or local taxing authority to assess additional Taxes or to contest the income or loss with respect to any tax return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), held by the Company, are substantially correct and in compliance with the Internal Revenue Code of 1986, as amended (the "Code"), and all regulations thereunder.

          (b) No issues have been raised that are currently pending by any taxing authority in connection with any of the aforesaid tax returns or reports. No issues have been raised in any examination by any taxing authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined. The items of income and deductions reflected on the federal income tax returns and comparable state and local returns filed by or on behalf of the Company for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied (or will be promptly supplied upon request) to Harsco, state accurately in all material respects the receipts and expenditures of the Company, and the same were derived from the books and records of the Company.

          (c) The Company has not entered into any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes, except as set forth on Schedule 3.12.

           The Company has never been a "consenting corporation," within the meaning of Section 341(f)(l) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

          (e) No property of the Company is property which the Company or Harsco is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code, as in effect prior to the Tax Reform Act of 1986, or pursuant to any provision of law.

          (f) No property of the Company is "tax exempt use property" as such term is defined in Section 168(h) of the Code.

          (g) None of the properties or assets of the Company is tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code, except as disclosed on Schedule 3.12.

          (h) Neither the Company nor any predecessor thereof is or has been, or has filed a tax return claiming that it is or has been, an Electing Small Business Corporation pursuant to the provisions of Subchapter S of the Code.

     3.13  Benefit Plans; ERISA.

          (a) All Benefit Plans are listed in Schedule 3.13, and copies of all documentation relating to such Benefit Plans have been delivered or made available to Harsco (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in Schedule 3.13 hereto:

             (i) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code;

             (ii) no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

             (iii) the "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA;

             (iv) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of Section 4043;

             (v) with respect to each Multiemployer Plan (i) no withdrawal liability has been incurred by the Company or any ERISA Affiliate , and the Company has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (vi) except as disclosed in
        Schedule 3.13, if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

             (vi) no direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company under Title IV of ERISA to any party with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate;

             (vii) neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (l) of ERISA;

             (viii) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

             (ix) no tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

             (x) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment;

             (xi) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation; and

             (xii) all contributions to Benefit Plans and Multiemployer Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Benefit Plans are as disclosed in Schedule 3.13, and the Company has performed all material obligations required to be performed under all Benefit Plans.

          (b) Except as set forth in Schedule 3.13 hereto, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby constitutes a change of control or has or will accelerate benefits under any Benefit Plan.

          (c) As used herein:

             (i) "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company, or any predecessor of the foregoing, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

             (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

             (iii) "ERISA Affiliate" means any business entity which is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any predecessor of the foregoing.

             (iv) "Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

             (v) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     3.14 Insurance. The Company delivered to Harsco prior to the execution of this Agreement a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company.

     3.15  Labor Matters.

          (a) Except as set forth in Schedule 3.15, (i) no employees of the Company or any affiliated enterprise of the Company ("Affiliate") are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any Affiliate of the Company is a party to or has any obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, and there are no such contracts, white papers or side agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or any Affiliate of the Company; (ii) there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company or any Affiliate of the Company;
     (iii) neither the Company nor any Affiliate of the Company has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any employees of the Company or any Affiliate of the Company, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or any Affiliate of the Company or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the 24-month period preceding the date hereof; (iv) neither the Company nor any Affiliate of the Company has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended; (v) neither the Company nor any Affiliate of the Company is involved in any industrial or trade dispute or any dispute or negotiations regarding a claim of material importance with any labor union or organization; and (vi) there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company or any Affiliate of the Company is aware, threatened, between the Company or any Affiliate of the Company and any of their respective employees or any actual or claimed representative thereof. The Company agrees to take such action as shall be required to fulfill any and all contractual or statutory obligations it or any Affiliate of the Company may have to any unions or labor organizations or otherwise as a result of or relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Schedule 3.15 (and the exhibits thereto) set forth all contracts and agreements, including, without limitation, employment agreements, consulting agreements, independent contractor agreements, retainers and severance agreements under which the Company or any Affiliate of the Company has any obligation to provide wages, salary, commissions, or other compensation or remuneration (other than obligations to make current wage or salary payments terminable at will without notice) to or on behalf of any employee, former employee, consultant or contractor (or any designee, assignee or beneficiary thereof). The original or a complete and correct copy of each written (and a complete and correct written description of each such oral) contract or agreement, has been delivered or made available to Harsco.

          (c) A true and correct statement of the names, current rates of base compensation and amounts of (or, where no amount is specified, the formula for computing) supplemental or bonus compensation of all officers, directors and employees of the Company and Affiliates of the Company as of the date hereof, is set forth in Schedule 3.15. Except as set forth in
     Schedule 3.15, (i) the Company and Affiliates of the Company have no obligation (including an obligation for the payment of any fee, extraordinary bonus, or "golden parachute" based upon the successful completion of the transactions contemplated hereunder) under any employment contract, consulting agreement, or any other similar agreements, employment policies (including vacation and severance pay policies) or retirement or employee benefit plans, arrangements or understandings, written or otherwise, with any officer, director, employee or agent of the Company or any Affiliate and (ii) since January 1, 1998, the Company and the Affiliates have (A) not paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other compensation or remuneration of any of its officers, directors, consultants or employees (except for increases in accordance with written binding commitments, true, correct and complete copies of which have been previously delivered to Harsco, or in accordance with a past practice described in Schedule 3.15), or (B) become a party to any employment contract or arrangement with any of its officers or employees providing for any new or additional bonuses, profit sharing payments, severance pay or retirement benefits or any other form of employee compensation or benefits.

          (d) The Company and each Affiliate of the Company has at all times complied in all material respects and is in material compliance with all applicable federal, state, and local laws, rules and regulations respecting employment, wages, hours, compensation, benefits, occupational health and safety, and payment and withholding of taxes in connection with employment. The Company and each Affiliate of the Company has withheld all amounts required by law or agreement to be withheld from wages, salaries, commissions, etc., and neither the Company nor any Affiliate of the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no claims, complaints or legal or administrative proceedings pending or, so far as the Company and any Affiliate of the Company is aware, threatened, against the Company or any Affiliate of the Company before any federal, state or municipal court or governmental agency, or any federal, state or municipal taxing authority involving or relating to any past or present employee(s) or applicant(s) for employment of the Company or any Affiliate of the Company, or relating to any acts, omissions or practices of the Company or any Affiliate of the Company relating to employment, compensation or benefits. Neither the Company nor any Affiliate of the Company is party to or bound by any court or administrative order, judgment, decree or ruling of any kind respecting the employment, compensation or benefits of any employees or prospective employees of the Company or any Affiliate of the Company.

     3.16 Environmental Matters. Except as disclosed in Schedule 3.16 hereto, to the best of the Company's knowledge:

          (a) The Company has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below). The Company is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law.

          (b) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company to have any license, permit, authorization, approval or consent from Governmental or Regulatory Authorities required under any applicable Environmental Law in connection with the conduct of the business or operations of the Company or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. sec.9601(22) ("Release"), by the Company of any Hazardous Material (as defined below), which Order, complaint, penalty or investigation, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company, and the Company is not aware of any facts or circumstances which could be reasonably expected to form the basis for any such Order, complaint, penalty or investigation.

          (c) Neither the Company nor any prior owner or lessee of any property now or previously owned or leased by the Company has handled any Hazardous Material on any property now or previously owned or leased by the Company; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned and (iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by the

     Company, during any period that the Company owned or leased such property and which could reasonably be expected to have a material adverse effect on the Company.

          (d) The Company has not transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against the Company for clean-up costs, remedial work, damages to natural resources or personal injury claims, which could be reasonably expected to have a material adverse impact on the Company including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

          (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company and no property now or previously owned or leased by the Company is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

          (f) There are no Liens arising under or pursuant to any Environmental Law with respect to any real property owned or leased by the Company, other than any such Liens against real property not individually or in the aggregate material to the Company, and no action of any Governmental or Regulatory Authority has been taken or is in process which could subject any of such properties to such Liens, and the Company would not be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company in relation to any property or facility now or previously owned or leased by the Company which have not been delivered to Harsco prior to the execution of this Agreement.

          (h) As used herein:

             (i) "Environmental Law" means any Law of any Governmental or Regulatory Authority relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

             (ii) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of regulated polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

     3.17 Tangible Property and Assets. Except as disclosed in Schedule 3.17 hereto, the Company has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used.

     3.18 Intellectual Property Rights. The Company has all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company. The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and the Company is not infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyright and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.19 Vote Required. The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby and by the Stock Option Agreement.

     3.20 Opinion of Financial Advisor. If McDonald & Company Securities delivers to the Company an opinion, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, a true and complete copy of such opinion shall be delivered to Harsco prior to the execution of this Agreement.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF HARSCO AND ACQUISITION SUB

     Harsco and Acquisition Sub represent and warrant to the Company as follows:

     4.01 Organization and Qualification. Each of Harsco and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Stock Option Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Harsco and Acquisition Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Stock Option Agreement or on the ability of Harsco or Acquisition Sub to perform its obligations hereunder or thereunder.

     4.02 Authority Relative to this Agreement and the Stock Option Agreement. Each of Harsco and Acquisition Sub has full corporate power and authority to enter into this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by each of Harsco and Acquisition Sub and the consummation by each of Harsco and Acquisition Sub of the transactions contemplated hereby and thereby have been duly and validly approved by their respective Boards of Directors and by Harsco in its capacity as the sole shareholder of Acquisition Sub and no other corporate proceedings on the part of Harsco or Acquisition Sub or their shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the Stock Option Agreement by Harsco or Acquisition Sub and the consummation by Harsco or Acquisition Sub of the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Harsco and Acquisition Sub and constitute legal, valid and binding obligation of Harsco and Acquisition Sub enforceable against Harsco and Acquisition Sub in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.03  Non-Contravention; Approvals and Consents.

          (a) The execution and delivery of this Agreement and the Stock Option Agreement by Harsco and Acquisition Sub do not, and the performance by Harsco and Acquisition Sub of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Harsco or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Harsco or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Harsco or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which Harsco or any of its Subsidiaries is a party or by which Harsco or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (b) Except (i) for the filing of a premerger notification report by Harsco under the HSR Act, (ii) for the filing of the Certificate of Merger, the Articles of Merger and other appropriate merger documents required by the OGCL and the PBCL with the Ohio Secretary of State and the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iii) as disclosed in Schedule 4.03 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Harsco or any of its Subsidiaries is a party or by which Harsco or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement and the Stock Option Agreement by Harsco and Acquisition Sub, the performance by Harsco and Acquisition Sub of their obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     4.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Harsco and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Harsco and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Harsco or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to Harsco or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement. Neither Harsco nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Harsco and Acquisition Sub to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

     4.05 Information Supplied. Neither the information supplied or to be supplied in writing by or on behalf of Harsco or Acquisition Sub for inclusion, nor the information incorporated by reference from documents filed by Harsco or any of its Subsidiaries with the SEC, in the Proxy Statement or any other documents to be filed by Harsco, Acquisition Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby or by the Stock Option Agreement will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders, and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Harsco or Acquisition Sub with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

     4.06 Financing. Harsco has sufficient cash and/or available credit facilities to pay the aggregate Merger Price in accordance with this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Stock Option Agreement.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     5.01 Conduct of Business. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement, or to the extent that Harsco shall otherwise consent in writing, which consent shall not be unreasonably withheld):

          (a) Ordinary Course. The Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course consistent with past practice.

          (b)  Without limiting the generality of paragraph (a) of this Section,
     (i) the Company shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not:

             (A) amend or propose to amend its articles of incorporation or regulations (or other comparable corporate charter documents);

             (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock other than the regular cash dividend for the first quarter of 1998 in an amount consistent with past practice, and payable at a time prior to April 30, 1998; provided, however, that in no event shall such first quarter regular cash dividend exceed $.09 per share; and provided further, that in no event shall such dividend be paid after April 30, 1998; (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

             (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

             (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

             (E) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

             (F) except to the extent required by applicable law or GAAP, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

             (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

             (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Benefit Plan or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company;

             (I) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company;

             (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets, except in the ordinary course of business consistent with past practice;

             (K) make any change in the lines of business in which it participates or is engaged; or

             (L) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

          (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Harsco with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Harsco, in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

     5.02 No Solicitations. The Company shall not, and it shall not authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of the Company to, directly or indirectly, initiate, solicit, encourage, or, unless the Board of Directors of the Company believes, on the basis of written advice furnished by independent legal counsel, that the failure to take such actions would constitute a breach of applicable fiduciary duties, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquiror"). The Company shall promptly inform

Harsco, in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of the Company whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement and the Stock Option Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01  Access to Information; Confidentiality.

          (a) The Company shall, throughout the period from the date hereof to the Effective Time, (i) provide Harsco and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its assets, properties, books and records, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Benefit Plans and other books and records) concerning the business and operations of the Company as Harsco or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

          (b) Harsco will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Company furnished to it by the Company or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Harsco or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Harsco and its Representatives or (z) later acquired by Harsco or its Representatives from another source if Harsco or such Representative is not aware that such source is under an obligation to the Company to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company, Harsco will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or its Representatives to Harsco and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Harsco or its Representatives.

     6.02 Preparation of Proxy Statement. The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Harsco, Acquisition Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Harsco of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Harsco promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Harsco and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Harsco and Acquisition Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders' Meeting at the earliest practicable time.

     6.03 Approval of Shareholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Except to the extent legally required for the discharge of its fiduciary duties as reflected in a written opinion of counsel, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Harsco shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Harsco or any such Subsidiary to be voted in favor of the adoption of this Agreement.

     6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Harsco will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Harsco, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby and by the Stock Option Agreement, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, (i) each of the parties will (x) take promptly all actions necessary to make the filings required of Harsco and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general

     6.05  Benefit Plans.

          (a) Company Employees Not Subject to Collective Bargaining Agreements ("Non-Unionized Employees"):

             (i) Harsco shall have the right (but not the obligation) to employ, as officers and employees of Harsco or the Surviving Corporation, any persons who are officers and Non-Unionized Employees of the Company immediately before the Effective Time. It shall be a condition to employment by Harsco or the Surviving Corporation that any former officer or Non-Unionized Employee of the Company agree to cancel any existing employment contract, agreement or understanding between him or herself and the Company, including without limitation, all benefits related to severance arrangements upon a change of control or otherwise, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

             (ii) Each Non-Unionized Employee employed by the Company prior to the Effective Time who remains an employee of the Surviving Corporation or Harsco, following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of Harsco or the Surviving Corporation, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever stock option, bonus or incentive plans or other fringe benefit programs that may be in effect generally for employees of Harsco or its Subsidiaries from time to time ("Harsco's Plans"), if such Continued

        Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation for such employee. All such participation shall be subject to such terms of such plans as may be in effect from time to time provided, further that Continued Employees will be eligible to participate in Harsco's Plans on the same basis as similarly situated employees of Harsco or its Subsidiaries. Such Continued Employees will receive credit for past service with the Company for purposes of eligibility and vesting, but not benefit accrual, under Harsco's Plans.

             (iii) the Company shall take all timely and necessary action to cease participation or accrual of benefits, effective as of the Effective Time, by each Non-Unionized Employee employed by the Company prior to the Effective Time in each Company Benefit Plan, and to terminate each Company Benefit Plan, effective as of the Effective Time; provided that Harsco may, in its sole discretion, give notice to the Company, not less than 20 days (61 days in the case of any pension plan) prior to the Effective Time, that any Company Benefit Plan shall not be terminated and/or participation or accrual of benefits thereunder shall not cease pursuant to this Section 6.05. At the sole discretion of Harsco, the assets of any Company Benefit Plan may be transferred to any similar such plan maintained and designated by Harsco, effective at or after the Effective Time, as elected by Harsco, and if Harsco so elects, the Company shall take any and all timely and necessary action to effect such transfer.

          (b) Company Employees Subject to Collective Bargaining Agreements ("Unionized Employees"):

             (i) the rights, duties and obligations of the Company's Unionized Employees after the Effective Time shall be governed and controlled by such employees' respective collective bargaining agreements with the Company as in effect at the Effective Time.

     6.06 Stock Option Agreement. The Company, Harsco and Acquisition Sub shall perform fully their respective obligations under the Stock Option Agreement.

     6.07 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

     6.08 Brokers or Finders. Each of Harsco and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except McDonald & Company Securities, Inc. whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Harsco prior to the execution of this Agreement), and each of Harsco and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.09 Notice and Cure. Each of Harsco and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Harsco or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Harsco or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Harsco and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Harsco or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.10 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Harsco and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Harsco nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     6.11 1997 Audited Financial Statements. The Company shall cause to be delivered to Harsco the audited financial statements of the Company for the year ended December 31, 1997 as soon as the same are available, but in no event later than 5 days prior to Closing.

                                  ARTICLE VII

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company's Articles of Incorporation.

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement.

          (d) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third party required of Harsco, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby and by the Stock Option Agreement, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Harsco and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Harsco and the Company to consummate the transactions contemplated hereby or by the Stock Option Agreement shall have been obtained, all in form and substance reasonably satisfactory to Harsco and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.

     7.02 Conditions to Obligation of Harsco and Acquisition Sub to Effect the Merger. The obligation of Harsco and Acquisition Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Harsco and Acquisition Sub in their sole discretion):

          (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date and the Company shall have delivered to Harsco a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

          (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Harsco a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

          (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Harsco, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in Section 7.01(c).

          (d) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Harsco and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Harsco and the Company to consummate the transactions contemplated hereby or by the Stock Option Agreement shall have been obtained, all in form and substance reasonably satisfactory to Harsco and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.

          (e) Contractual Consents. The Company shall have received, all in form and substance reasonably satisfactory to Harsco, all material consents (or in lieu thereof waivers) from parties to each Contract disclosed or which should have been disclosed pursuant to Section 3.04(b), and no such consent or waiver shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Harsco.

          (f) Opinion of Counsel. Harsco and Acquisition Sub shall have received the opinion of Squire, Sanders & Dempsey LLP, counsel to the Company, dated the Closing Date, substantially in the form and to the effect of Exhibit A hereto.

          (g) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Harsco, and Harsco shall have received copies of all such documents and other evidences as Harsco may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          (h) Dissenting Shares. No more than seven percent (7%) of the outstanding Company Common Stock shall be Dissenting Shares.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          (a) Representations and Warranties. Each of the representations and warranties made by Harsco and Acquisition Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Harsco and Acquisition Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Harsco by its Chairman of the Board, President or any Vice President and on behalf of Acquisition Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (b) Performance of Obligations. Harsco and Acquisition Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Harsco or Acquisition Sub at or prior to the Closing, and Harsco and Acquisition Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Harsco by its Chairman of the Board, President or any Vice President and on behalf of Acquisition Sub by its Chairman of the Board, President or any Vice President, to such effect.

          (c) Opinion of Counsel. The Company shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to Harsco and Acquisition Sub, dated the Closing Date, substantially in the form and to the effect of Exhibit B hereto.

          (d) Proceedings. All proceedings to be taken on the part of Harsco and Acquisition Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

          (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

          (b) by either the Company or Harsco upon notification to the non-terminating party by the terminating party:

             (i) at any time after April 30, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided however, the date may be extended indefinitely by the mutual written agreement of the parties; and provided further, that such date shall be extended by the parties for a reasonable period if the only condition hereunder that remains unsatisfied as of such date relates to the receipt of any Governmental or Regulatory Authority Consent or approval required in connection with this transaction including, without limitation, any consent or approval required under the HSR Act;

             (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

             (iii) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Harsco to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

             (iv) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within 5 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such 5 business day period; or

             (v) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable.

     8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Harsco pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Harsco (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01(b), 6.06, 6.07, and 6.08 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

          (b) In the event that (i) Harsco terminates this Agreement pursuant to
     Section 8.01(b)(iv), or (ii) either Harsco or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) following a failure of the shareholders of the Company to approve this Agreement and, before the Company Shareholders' Meeting the Board of Directors of the Company shall have recommended that its shareholders accept any tender or exchange offer with respect to their Company Common Stock (other than an offer made by or on behalf of Harsco) or shall have withdrawn or modified in any manner adverse to Harsco its recommendation with respect to the Merger, then the Company shall, within one business day after receipt of a request from Harsco, pay to Harsco in cash a termination fee of $1.7 million.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Shareholders' Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time.

     9.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Harsco or any of their respective Subsidiaries, as the case may be, the knowledge of the officers, directors and employees of the Company or Harsco, as the case may be, and of the officers, directors and employees of its respective Subsidiaries, shall be imputed to the Company or Harsco, as the case may be, and such Subsidiaries.

     9.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

     If to Harsco or Acquisition Sub, to:
          Harsco Corporation
          350 Poplar Church Road
          P.O. Box 8888
          Camp Hill, PA 17001-8888
          Facsimile No.: (717) 763-6426
          Attn: General Counsel
     with a copy to:

          Morgan, Lewis & Bockius LLP
          One Commerce Square
          417 Walnut Street
          Harrisburg, PA 17101
          Facsimile No.: (717) 237-4013
          Attn: Charles L. O'Brien, Esquire

     If to the Company, to:

          Chemi-Trol Chemical Co.
          2776 County Road 69
          Gibsonburg, OH 43431
          Facsimile No.: (419) 334-5285
          Attn: Robert W. Woolf, Chairman, President and CEO

     with a copy to:

          Squire, Sanders & Dempsey LLP
          4900 Key Tower
          127 Public Square
          Cleveland, OH 44114-1304
          Facsimile No.: (216) 479-8780
          Attn: David A. Zagore, Esquire

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.04 Entire Agreement. Except for the Confidentiality Agreement executed by and between Harsco and the Company, dated October 28, 1997, which shall remain in full force and effect as provided therein, this Agreement and the Stock Option Agreement supersede all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, that certain letter of intent between the Company and Harsco dated December 8, 1997, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding anything herein to the contrary, Harsco shall have the right to exercise its rights and option under the Stock Option Agreement.

     9.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Harsco and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Harsco and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.06, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Acquisition Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Harsco, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.08 Headings.The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                                HARSCO CORPORATION

/s/ Paul C. Coppock                                    By: /s/ Barry M. Sullivan
-----------------------------------------------------
          Secretary                                    -----------------------------------------------------
                                                           Name: Barry M. Sullivan
                                                           Title: Vice President -- Corporate Development
                                                                  and Treasurer

Attest:                                                H-CHEMI ACQUISITION CORP.

/s/ Paul C. Coppock                                    By: /s/ Barry M. Sullivan
-----------------------------------------------------
          Secretary                                    -----------------------------------------------------
                                                           Name: Barry M. Sullivan
                                                           Title: Treasurer

Attest:                                                CHEMI-TROL CHEMICAL CO.

/s/ Kevin D. Lauck                                     By: /s/ Robert W. Woolf
-----------------------------------------------------
          Secretary                                    -----------------------------------------------------
                                                           Name: Robert W. Woolf
                                                           Title: Chairman, President and CEO

                                                                       EXHIBIT A

                      [OPINION OF COUNSEL TO THE COMPANY]

               , 1998

Harsco Corporation
350 Poplar Church Road
P. O. Box 8888
Camp Hill, PA 17001-8888

H-Chemi Acquisition Corp.
350 Poplar Church Road
P. O. Box 8888
Camp Hill, PA 17001-8888

Dear Sirs:

     We have acted as [special] counsel to Chemi-Trol Chemical Co., an Ohio corporation (the "Company"), in connection with the Agreement and Plan of Merger
dated as of February   , 1998, (the "Merger Agreement"), by and among Harsco
corporation, a Delaware corporation, H-Chemi Acquisition Corp., a Pennsylvania corporation, and the Company and the transactions contemplated thereby. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. We are rendering this opinion to you pursuant to Section 7.02(f) of the Merger Agreement.

     In rendering the opinions expressed below, we have examined such documents and such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. When facts relevant to such opinions were not independently established, we have relied upon the representations and warranties as to factual matters made in or pursuant to the Merger Agreement and upon certificates of government officials and of the Company and its officers.

     Based upon the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

          2.  The authorized capital stock of the Company consists solely of
     shares of Company Common Stock. As of             ,      ,           shares
     of Company Common Stock were issued and outstanding,           shares were
     held in the treasury of the Company. To our knowledge there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for
     issuance since such date other than the reservation of           shares
     pursuant to the Stock Option Agreement. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. To our knowledge, except pursuant to the Merger Agreement and the Stock Option Agreement and except as set forth in Schedule 3.02 to the Merger Agreement, there are no outstanding Options obligating the Company to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

          3. The Company has full corporate power and authority to enter into the Merger Agreement and the Stock Option Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Company and the shareholders of the Company and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated thereby. The Merger Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4. The execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company did not, and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of (a) the articles of incorporation or regulations (or other comparable charter documents) of the Company, (b) any statute, law, rule or regulation, or any other Law or Order of any Governmental or Regulatory Authority known to us, applicable to the Company or any of its assets or properties, or (c) any Contract known to us to which the Company is a party or by which the Company or any of their respective assets or properties is bound.

          5. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority is necessary or required under any of the terms, conditions or provisions of any statute, law, rule or regulation, or any other Law or Order of any Governmental or Regulatory Authority known to us, applicable to the Company or any of its assets or properties for the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company, the performance by the Company of its obligations thereunder or the consummation of the transactions contemplated thereby, except as disclosed in Section 3.04(b) of the Merger Agreement or Schedule 3.04 thereto, all of which consents, approvals, actions, filings and notices have been obtained, made or given, as the case may be, are not subject to the satisfaction of any condition that has not been satisfied or waived and are in full force and effect.

          6. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Schedule 3.08 to the Merger Agreement, to our knowledge there are no actions, suits, arbitrations, proceedings or Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting the Company or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement or the Stock Option Agreement.

     We are members of the bar of the State of                and we do not
herein express any opinion as to any matters governed by any laws other than the
laws of the State of                , the General Corporation Law of the State
of Ohio and the federal law of the United States of America.

     This opinion is furnished by as solely for your benefit in connection with the consummation of the transactions contemplated by the Merger Agreement and may not be referred to or used for any other purpose or in any other context or otherwise relied upon by any other person, firm or corporation without our prior written consent.

Very truly yours,

                                                                       EXHIBIT B

               [OPINION OF COUNSEL TO HARSCO AND ACQUISITION SUB]

               , 1998

Chemi-Trol Chemical Co.
2776 CR 69
Gibsonburg, OH 43431

Dear Sirs:

     We have acted as special counsel to Harsco Corporation, a Delaware corporation ("Harsco"), and H-Chemi Acquisition Corp., a Pennsylvania corporation wholly owned by Harsco ("Acquisition Sub"), in connection with the
Agreement and Plan of Merger dated as of February                , 1998 (the
"Merger Agreement"), by and among Harsco, Acquisition Sub and Chemi-Trol Chemical Co., an Ohio corporation, and the transactions contemplated thereby. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. We are rendering this opinion to you pursuant to Section 7.03(c) of the Merger Agreement.

     In rendering the opinions expressed below, we have examined such documents and such corporate records of Harsco and its Subsidiaries as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. When facts relevant to such opinions were not independently established, we have relied upon the representations and warranties as to factual matters made in or pursuant to the Merger Agreement and upon certificates of government officials and of Harsco and its Subsidiaries and their respective officers.

     Based upon the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that:

          1. Harsco is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          2. Each of Harsco and Acquisition Sub has full corporate power and authority to enter into the Merger Agreement and the Stock Option Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby to be consummated by it. The execution, delivery and performance of the Merger Agreement and the Stock Option Agreement by each of Harsco and Acquisition Sub and the consummation by each of Harsco and Acquisition Sub of the transactions contemplated thereby to be consummated by it have been duly and validly approved by its Board of Directors and by Harsco in its capacity as the sole shareholder of Acquisition Sub, and no other corporate proceedings on the part of Harsco or Acquisition Sub or their shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the Stock Option Agreement by Harsco or Acquisition Sub and the consummation by Harsco or Acquisition Sub of the transactions contemplated thereby. The Merger Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Harsco and Acquisition Sub and constitute legal, valid and binding obligation of Harsco and Acquisition Sub enforceable against Harsco and Acquisition Sub in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We are members of the bar of the State of Pennsylvania, and we do not herein express any opinion as to any matters governed by any laws other than the laws of the State of Pennsylvania, the General Corporation Law of the State of Ohio and the federal law of the United States of America.

     This opinion is furnished by as solely for your benefit in connection with the consummation of the transactions contemplated by the Merger Agreement and may not be referred to or used for any other purpose or in any other context or otherwise relied upon by any other person, firm or corporation without our prior written consent.

Very truly yours,

              AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER


                           DATED AS OF APRIL 14, 1998


                                  BY AND AMONG


                              HARSCO CORPORATION,


                           H-CHEMI ACQUISITION CORP.


                                      AND


                            CHEMI-TROL CHEMICAL CO.



     This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER dated as of April 14, 1998 is made and entered into by and among HARSCO CORPORATION, a Delaware corporation ("Harsco"), H-CHEMI ACQUISITION CORP., a Pennsylvania corporation wholly owned by Harsco ("Acquisition Sub"), and CHEMI-TROL CHEMICAL CO., an Ohio corporation (the "Company").



     WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated February 20, 1998 (the "Agreement") which provides at Article VIII,
Section 8.01(b)(i) for termination by either party in the event that consummation has not occurred by April 30, 1998; and



     WHEREAS, the parties hereto desire to extend the date by which consummation must occur under Article VIII, Section 8.01(b)(1) to June 30, 1998.



     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



          1. Article VIII, Section 8.01(b)(i) of the Agreement is hereby amended and restated to substitute June 30, 1998 for April 30, 1998.



     IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be signed by its officer thereunto duly authorized as of the date first above written.



Attest:                                            HARSCO CORPORATION

                                                   By:
--------------------------------------------           ----------------------------------------
Secretary                                              Name:
                                                       Title:

Attest:                                            H-CHEMI ACQUISITION CORP.

                                                   By:
--------------------------------------------           ----------------------------------------
Secretary                                              Name:
                                                       Title:

Attest:                                            CHEMI-TROL CHEMICAL CO.

                                                   By:
--------------------------------------------           ----------------------------------------
Secretary                                              Name:
                                                       Title:


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